Exhibit 10.1

CONSULTING AGREEMENT

THIS AGREEMENT is made effective this 1st day of March, 2013.

BETWEEN:

Enertopia Corporation., a body corporate duly incorporated under the laws of the State of Nevada, and having its Registered Office at 950-1130 West Pender, in the City of Vancouver, in the Province/State of British Columbia, V6E 4A4

(hereinafter called the "Company")

OF THE FIRST PART

AND:

Mark Snyder, an individual in the State of California, and having its Registered Office at # 200 12900 Brookprinter PL, Poway, CA 92064. Phone 858.748.4618

(hereinafter called the "Consultant," or, “Snyder”)

OF THE SECOND PART

WHEREAS:

A. Snyder has served as a (CTO) Chief Technical Officer to the Company since October 06, 2009;

B. The Company is desirous of retaining the consulting services of Snyder as a Chief Technical Officer, on a continuing basis and the Consultant has agreed to serve the Company as an independent contractor upon the terms and conditions hereinafter set forth;

FOR VALUABLE CONSIDERATION it is hereby agreed as follows:

1. The Consultant shall provide scientific and technical consulting services to the Company, such duties and responsibilities to include;

a)

Responsible for the transformation of intellectual capital into technology and operations in furtherance of the company’s objectives. This CTO position is concerned with the concepts of solutions of design & development, operational integrity, technology partnering, system support and maintenance.

2. "By virtue of this Agreement, the Company is expecting, and Snyder is accepting, the responsibility of working consistently, and as needed, on behalf of the Company.

3. The basic remuneration of the Consultant for its services hereunder shall be at the rate of ten United States dollars (US$10.00) per month, together with any such increments thereto as the Board of Directors of the Company may from time to time determine, payable on the last business day of each calendar month. In the event the Company and Snyder mutually agree to such, the basic remuneration may instead by paid through the issuance of restricted common shares. The basic compensation covers that time required by the Consultant to fulfill his tasks.

4. The Consultant shall be eligible to receive stock options, of a quantity and with a strike price to be determined at the time of granting and in accordance with the Company’s stock option plan and all regulations, granted by the Company. Further details of the stock options, including vesting, will be included within a separate stock option agreement at the time of any such granting.

5. The Consultant shall be responsible for the payment of its income taxes and other remittances including but not limited to any form of insurance as shall be required by any governmental entity with respect to compensation paid by the Company to the Consultant.

6. The terms "subsidiary" and "subsidiaries" as used herein mean any corporation or company of which more than 50% of the outstanding shares carrying voting rights at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the Board of Directors of such corporation or company) are for the time being owned by or held for the Company and/or any other corporation or company in like relation to the Company and include any corporation or company in like relation to a subsidiary.

7. The Consultant shall not, either during the continuance of its contract hereunder or at any time thereafter, disclose the private affairs of the Company and/or its subsidiary or subsidiaries, or any secrets of the Company and/or its subsidiary or subsidiaries, to any person other than the Directors of the Company and/or its subsidiary or subsidiaries or for the Company's purposes and shall not (either during the continuance of its contract hereunder or at any time thereafter) use for its own purposes or for any purpose other than those of the Company any information it may acquire in relation to the business and affairs of the Company and/or its subsidiary or subsidiaries, unless required by law.

8. The Consultant shall well and faithfully serve the Company or any subsidiary as aforesaid during the continuance of its contract hereunder and use its best efforts to promote the interests of the Company.

9. The Consultant agrees with the Company that it will during the term of his contract hereunder, so long as the Board of Directors of the Company and Snyder may so desire, request Snyder to serve the Company as an officer and director without additional remuneration other than normal director's fees, if any, payable by virtue of the office of director and the provisions of the Articles of the Company.

10. This Agreement may be terminated forthwith by the Company or Snyder without prior notice if at any time:

(a)	The Company or Snyder shall commit any material breach of any of the provisions herein contained; or

(b)	The Company or Snyder shall be guilty of any misconduct or neglect in the discharge of its duties hereunder; or

(c)	The Company or Snyder shall become bankrupt or make any arrangements or composition with its creditors; or

(d)	The Principals of the Company or Snyder shall become of unsound mind or be declared incompetent to handle his own personal affairs; or

(e)

The Company or Snyder shall be convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board of Directors of the Company, does not affect their position as a Consultant or a director of the Company.

This Agreement may also be terminated by either party upon thirty (30) days written notice to the other. Should the Company terminate this agreement for a reason not enumerated in items 10(a), 10(b), 10(c), 10(d), or 10 (e), Snyder will be entitled to any all remuneration, as it relates to transactions which were in process but had not yet closed at the date of his termination, to which he would have otherwise been entitled for a period of 9 months after the date of his termination.

11. In the event this Agreement is terminated by reason of default on the part of the Consultant or the written notice of the Company, then at the request of the Board of Directors of the Company, the Consultant shall cause Snyder to forthwith resign any position or office which he then holds with the Company or any subsidiary of the Company. The provisions of paragraph 9 shall survive the termination of this Agreement for a period of 2 years thereafter.

12. The Company is aware that the Consultant has now and will continue to have financial interests in other companies and properties and the Company recognizes that these companies and properties will require a certain portion of the Consultant's time. The Company agrees that the Consultant may continue to devote time to such outside interests, PROVIDED THAT such interests do not conflict with or hinder Snyder’s ability to perform its duties under this Agreement.

13. The services to be performed by the Consultant pursuant hereto are personal in character, and neither this Agreement nor any rights or benefits arising thereunder are assignable by the Consultant without the previous written consent of the Company.

14. With the express exception of outstanding options granted to Snyder as a result of Advisory Services previously performed, and any prior investment made by Snyder in the Company, any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the agreement between the Consultant and the Company are hereby terminated and cancelled and each of the parties hereto hereby releases and forever discharges the other party hereto of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of any such previous agreements.

15. Any notice in writing or permitted to be given to the Consultant hereunder shall be sufficiently given if delivered to the Consultant personally or mailed by registered mail, postage prepaid, addressed to the Consultant as its last residential address known to the Company. Provided any such notice is mailed via guaranteed overnight delivery, as aforesaid shall be deemed to have been received by the Consultant on the first business day following the date of mailing. Any notice in writing required or permitted to be given to the Company hereunder shall be given by registered mail, postage prepaid, addressed to the Company at the address shown on page 1 hereof. Any such notice mailed as aforesaid shall be deemed to have been received by the Company on the first business day following the date of mailing provided such mailing is sent via guaranteed overnight delivery. Any such address for the giving of notices hereunder may be changed by notice in writing given hereunder.

16. The provisions of this Agreement shall enure to the benefit of and be binding upon the Consultant and the successors and assigns of the Company. For this purpose, the terms "successors" and "assigns" shall include any person, firm or corporation or other entity which at any time, whether by merger, purchase or otherwise, shall acquire all or substantially all of the assets or business of the Company.

17. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the provisions of this Agreement.

18. This Agreement is being delivered and is intended to be managed from the Province of British Columbia and shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of such Province. Similarly no provision within this contract is deemed valid should it conflict with the current or future laws of the United States of America or current or future regulations set forth by the United States Securities and Exchange Commission. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom or which enforcement of any waiver, change, modification or discharge is sought.

19. This Agreement and the obligations of the Company herein are subject to all applicable laws and regulations in force at the local, State, Province, and Federal levels in both Canada and the United States. In the event that there is an employment dispute between the Company and Snyder, Snyder agrees to allow it to be settled according to applicable Canadian law in an applicable British Columbia jurisdiction.

20. This Agreement is in effect on a month to month basis unless otherwise terminated as noted above.

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

SIGNED by:

____________________________
Robert McAllister,
President and Director,
Enertopia Corporation.

SIGNED by:

____________________________
Chris Bunka,
CEO and Director,
Enertopia Corporation.

SIGNED by:

____________________________
Mark Snyder
Consultant